Exhibit 10.3
MANAGEMENT STOCK OPTION AGREEMENT
     MetLife, Inc. confirms that, on [grant date] (the “Grant Date”), it granted you, [name], [number] Stock Options (your “Options”). Each Option entitles you to purchase one Share for $[closing price on date of grant] per Share (the “Exercise Price”). Your Options are subject to the terms and conditions of this Management Stock Option Agreement (this “Agreement”) and the MetLife, Inc. 2005 Stock and Incentive Compensation Plan (the “Plan”).
     1. Standard Terms of Your Options. Except as provided in Sections 3 (Change of Status) and 4 (Change of Control), one-third (1/3) of your Options will become exercisable on each of the first, second and third anniversaries of the Grant Date, and you may exercise your Options until the close of business on [day prior to the tenth (10th) anniversary of the Grant Date] (the “Standard Terms”). Neither this date, nor any other deadline for exercise of your Options under this Agreement, will be extended regardless of whether you are unable to exercise your Options on that date because it is not a business day, due to trading limitations, or otherwise.
     2.  Exercise of Your Options.
     (a) You may exercise any of your Options that have become exercisable by notifying the Company, using procedures that will be established for this purpose, and paying for the Shares at the time you exercise your Options. Any exercisable Options that you fail to exercise within the applicable period for exercise will be forfeited.
     (b) You may pay the Exercise Price in one or more of the following ways: (1) in cash, (2) by exchanging Shares you already own (as long as those Shares are not subject to any pledge or other security interest) at the Closing Price on the date of exchange, (3) to the extent permitted by law, through an arrangement with the broker designated by the Company in which the broker will use the proceeds of the sale of a sufficient number of Shares to pay the Exercise Price, or (4) through a combination of the above. The combined value paid must have a value as of the date tendered that is at least equal to the Exercise Price.
     (c) You must exercise your Options in accordance with the Company’s insider trading policy and any applicable pre-trading clearance procedures. Your exercise of Options or sale of Shares may be prohibited at certain times, or delayed, due to Share trading volume limitations imposed by the Company. The issuance of Shares pursuant to your Options is subject to all applicable laws, rules and regulations, and to any approvals by any governmental agencies or national securities exchanges as may be required. No Shares will be issued upon exercise of any of your Options if that issuance or exercise would result in a violation of applicable law, including the federal securities laws and any applicable state or foreign securities laws.
     (d) The number of Shares issuable upon exercise of your Options shall be reduced to the nearest whole Share. If you retain some or all of the Shares after you exercise your Options, you will receive evidence of ownership of those Shares.
     3. Change of Status. For purposes of this Section 3, your transfer between the Company and an Affiliate, or among Affiliates, will not be a termination of employment. In the event of a Change of Control, any applicable terms of Section 4 (Change of Control) will supersede the terms of this Section 3.

     (a) Long-Term Disability. In the event you qualify for long-term disability benefits under a plan or arrangement offered by the Company or an Affiliate for its Employees, the Standard Terms will continue to apply to your Options. Once this provision applies, no other change of status described in this Sections 3 (except the provision regarding termination for Cause) will affect your Options, even if you subsequently return to active service or your employment with the Company or an Affiliate terminates other than for Cause.
     (b) Death. In the event that your employment with the Company or an Affiliate terminates due to your death, all of your Options will be immediately exercisable and will remain exercisable until the close of business on the Expiration Date.
     (c) Retirement. If your employment with the Company or an Affiliate terminates (other than for Cause) on after your early retirement date or normal retirement date (in each case determined under any ERISA qualified benefit plan offered by the Company or an Affiliate in which you participate) (“Retirement”), the Standard Terms will continue to apply to your Options.
     (d) Bridge Eligibility. If your employment with the Company or an Affiliate terminates (other than for Cause) with bridge eligibility for retirement-related medical benefits (determined under an ERISA qualified benefit plan offered by the Company or an Affiliate in which you participate, if any) (“Bridge Eligibility”), and your separation agreement (offered to you under the severance program offered by the Company or an Affiliate to its Employees) becomes final, the Standard Terms will continue to apply to your Options.
     (e) Termination for Cause. In the event that your employment with the Company or an Affiliate terminates for Cause, all of your Options will be forfeited immediately.
     (f) Other Termination of Employment. Unless the Committee determines otherwise, if no other provision in this Section 3 regarding change of status applies, including, for example, your voluntary termination of employment, your termination without Retirement or Bridge Eligibility, or your termination by the Company or an Affiliate without Cause, then (a) your Options that are exercisable as of the date of termination will remain exercisable until the close of business on the 30th day after the date of your termination or until they would expire under the Standard Terms, whichever period is shorter; and (b) all of your Options that are not exercisable at the date of termination of your employment with the Company or an Affiliate will be forfeited immediately.
     4. Change of Control.
     (a) Except as provided in Section 4(b) and 4(c), and unless otherwise prohibited under law or by applicable rules of a national security exchange, if a Change of Control occurs:
     (1) all of your unexercised Options will become exercisable immediately regardless of the applicable exercise schedule; and
     (2) notwithstanding any provisions of Section 3 (Change of Status) to the contrary, if your employment with the Company or any Affiliate terminates without Cause before the first anniversary of the Change of Control, your Options will remain exercisable until the earlier of: (a) their expiration under the Standard Terms; or (b) the first anniversary of the termination of your employment. For purposes of this Section 4(a)(2), your transfer between the Company and an Affiliate, or among Affiliates, will not be a termination of employment.
     (b) Notwithstanding Section 4(a), the Committee may elect to redeem your Options for a cash payment equal to the Change of Control Price less the Exercise Price, multiplied by the number of exercisable Options that you have not yet exercised.
     (c) The terms of Sections 4(a) and 4(b) will not apply to your Options if the Committee reasonably determines in good faith, prior to the Change of Control, that you have been granted an Alternative Award for your Options pursuant to Section 15.2 of the Plan.
     5. Nontransferability of Awards. Except as provided in Section 6 or otherwise permitted by the Committee, you may not sell, transfer, pledge, assign or otherwise alienate or hypothecate any of your Options, and all rights with respect to your Options are exercisable during your lifetime only by you.
     6. Beneficiary Designation. You may name any beneficiary or beneficiaries (who may be named contingently or successively) who may then exercise any right under this Agreement in the event of your death. Each beneficiary designation for such purpose will revoke all such prior designations. Beneficiary designations must be properly completed on a form prescribed by the Committee and must be filed with the Company during your lifetime. If you have not designated a beneficiary, your rights under this Agreement will pass to and may be exercised by your estate.
     7. Tax Withholding. The Company will withhold from payment made under this Agreement, or require you to remit, an amount sufficient to satisfy the minimum statutory Federal, state, and local tax withholding requirements relating to the exercise of your Options. The Company will defer payment of cash or the issuance of Shares until this requirement is satisfied. You may satisfy this withholding requirement by: (a) paying cash to the Company to cover the tax obligation; (b) having Shares otherwise issuable upon the exercise of your Options withheld by the Company at the Closing Price of those Shares as of the date of exercise applied to cover the tax obligation; or (c) delivering previously acquired Shares to the Company having a Closing Price value as of the date of exercise equal to all or part of the tax obligation associated with the transaction, and cash equal to the balance of the tax obligation.
     8. Adjustments. The Committee will make appropriate adjustments in the terms and conditions of your Options in recognition of unusual or nonrecurring events affecting the Company or its financial statements (such as a Common Stock dividend, Common Stock split, recapitalization, payment of an extraordinary dividend, merger, consolidation, combination, spin-off, distribution of assets to stockholders other than ordinary cash dividends, exchange of shares, or other similar corporate change), or in recognition of changes to applicable laws, regulations, or accounting principles, to prevent unintended dilution or enlargement of the potential benefits of your Options. The Committee’s determinations in this regard will be conclusive.
     9. Closing Price. For purpose of this Agreement, “Closing Price” will mean the closing price of a Share as reported in the principal consolidated transaction reporting system for the New York Stock Exchange (or on such other recognized quotation system on which the trading prices of the Shares are quoted at the relevant time), or in the event that there are no Share transactions reported on such tape or other system on the applicable date, the closing price on the immediately preceding date on which Share transactions were reported. Closing Price shall constitute “Fair Market Value” under the Plan for all purposes related to your Options.
     10. No Guarantee of Employment. This Agreement is not a contract of employment and it is not a guarantee of employment for life or any period of time. Nothing in this Agreement interferes with or limits in any way the right of the Company or an Affiliate to terminate your employment at any time. This Agreement does not give you any right to continue in the employ of the Company or an Affiliate.
     11. Governing Law; Choice of Forum. This Agreement will be construed in accordance with and governed by the laws of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws. Any action to enforce this Agreement or any action otherwise regarding this Agreement must be brought in a court in the State of New York, to which jurisdiction the Company and you consent.
     12. Miscellaneous. For purposes of this Agreement, “Committee” includes any direct or indirect delegate of the Committee as defined in the Plan and the word “Section” refers to a Section in this Agreement. Any other capitalized word used in this Agreement and not defined in this Agreement, including each form of that word, is defined in the Plan. Any determination or interpretation by the Committee pursuant to this Agreement will be final and conclusive. In the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan control. This Agreement and the Plan represent the entire agreement between you and the Company, and you and all Affiliates, regarding your Options. No promises, terms, or agreements of any kind regarding your Options that are not set forth, or referred to, in this Agreement or in the Plan are part of this Agreement. In the event any provision of this Agreement is held illegal or invalid, the rest of this Agreement will remain enforceable. If you are an Employee of an Affiliate, your Options are being provided to you by the Company on behalf of that Affiliate, and the value of your Options will be considered a compensation obligation of that Affiliate. The Committee may, in its discretion, substitute Stock Appreciation Rights for your Options to the extent permitted by the Plan. Your Options are subject to the Company’s performance-based compensation recoupment policy (which currently covers only officers or officer-equivalent employees of the Company and its Affiliates) in effect from time to time.

     13. Amendments. The Committee has the exclusive right to amend this Agreement as long as the amendment does not adversely affect any of your previously-granted Awards in any material way (without your written consent) and is otherwise consistent with the Plan. The Company will give written notice to you (or, in the event of your death, to your beneficiary or estate) of any amendment as promptly as practicable after its adoption.
     14. Agreement to Protect Corporate Property. If you have not previously executed an Agreement to Protect Corporate Property (“Property Agreement”), the grant of your Options is subject to your execution of the Property Agreement provided to you by the Company with respect to this Agreement, and if you do not return a signed copy of the Property Agreement then this Agreement and the Options granted to you will be void. The Company may in its sole discretion allow an extension of time for you to return your signed Property Agreement.
     IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Agreement, and you have executed this Agreement.

METLIFE, INC.		EMPLOYEE

By:	C. Robert Henrikson Name	[name]

Chairman of the Board, President and Chief Executive Officer
Title

	Signature	Signature

Date:

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